FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2018 FINANCIAL RESULTS

Beverage and Snack operations continue to deliver growth and improved margin as Value Creation Plan transitions into the second phase of the operational turnaround

Toronto, August 8, 2018 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the second quarter ended June 30, 2018.

“We continued to make progress under each of the four pillars of the Value Creation Plan and have largely transitioned into the second phase of our operational turnaround. We are converting our sales opportunity pipeline and, based on the wins to date, anticipate delivering meaningful revenue growth during the second half of 2018,” said David Colo, Chief Executive Officer. “During the second quarter, our beverage and snack platforms continued to deliver revenue growth and improved margin, reflecting our revitalized commercialization efforts over the last 18 months. We also continued to see demand for organic ingredients grow and we remain committed to our strategic focus that is designed to leverage structural advantages in Global Ingredients, despite some timing-related foreign exchange and commodity items that impacted gross margin in the quarter. While challenges remain in our Healthy Fruit business, year-over-year revenue declines moderated during the second quarter, and we made progress on our improvement plan, which includes re-balancing our frozen inventories and improving our productivity. We remain intensely focused on optimizing our production costs while continuing to make the necessary investments in food safety, quality, and innovation to return this business to profitable growth. We are on track to deliver $20 million of productivity-driven EBITDA improvements this year; however, these improvements are expected to be offset by pricing investments and increased operational costs in Healthy Fruit, that we are addressing as part of the improvement plan.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2018 Highlights:

•

Revenues of $319.3 million for the second quarter of 2018, compared to $336.5 million in the second quarter of 2017, a decrease of 5.1%. Adjusted for changes in foreign exchange, commodity prices, and sales of flexible resealable pouch and nutrition bar products, revenues declined 0.6% during the second quarter.

•

Loss attributable to common shareholders of $5.1 million or $0.06 per common share in the second quarter of 2018, compared to a loss attributable to common shareholders of $2.4 million or $0.03 per common share in the second quarter of 2017.

•	Adjusted loss¹ of $5.0 million or $0.06 per common share during the second quarter of 2018, compared to adjusted loss¹ of $0.7 million or $0.01 per common share during the second quarter of 2017.
•	Adjusted EBITDA¹ of $14.8 million or 4.6% of revenues for the second quarter of 2018, versus $19.4 million or 5.8% of revenues in the second quarter of 2017.
•

Loss attributable to common shareholders, Adjusted loss¹ and Adjusted EBITDA¹ for the second quarter of 2018 included a timing-related, pre-tax charge of $2.5 million recognized in cost of goods sold, relating to the net impact of significant foreign exchange and commodity price movements in the quarter, on certain contracts within the European-based operations of the Global Ingredients segment.

¹ See discussion of non-GAAP measures included at the end of this press release

Value Creation Plan Update

As part of the Company’s commitment to deliver long-term value to its shareholders, in early 2017 it launched its Value Creation Plan. The Company is targeting implementation of $30 million of productivity-driven annualized enhancements to EBITDA in the first phase of the plan, to be implemented over 2017 and 2018. For 2017, these EBITDA benefits were offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. During the second quarter of 2018, the Company continued to make progress against each of the four pillars of its Value Creation Plan and believes it is on track to achieve targeted productivity enhancements, while continuing to make the necessary structural investments it believes will accelerate growth and drive long-term value. Since the initiation of the Value Creation Plan, the Company has implemented actions that are expected to yield approximately $23 million of annualized EBITDA benefits.

Recent progress on each of the four pillars of the Value Creation Plan is highlighted below.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. Recent highlights include:

•

Initiated plans to expand aseptic processing and packaging capacity and capabilities at the Allentown, Pennsylvania, beverage facility, based on current growth trends and recent business wins in both the non- dairy and broth categories. This expansion is expected to cost approximately $22 million and come on- line in mid-2019. The investment is designed to add enhanced mixing and processing capabilities which will enable the Company to bring further innovation to the plant-based beverage market. As part of the expansion, additional processing and filling capacity will be added, which is expected to provide increased flexibility and cost advantages across the national network of aseptic plants, while creating needed capacity to continue to grow with organic and conventional broth offerings.

•

Advanced commercial production on the second roasting and processing line at the Company’s organic cocoa facility in the Netherlands. During the quarter, the facility realized yields in-line with expectation and throughput at 80% of designed capacity. The expansion is expected to reach its designed run-rate by the end of the third quarter. This expansion approximately doubles cocoa processing capacity in addition to adding new capabilities at the facility.

•

Continued commissioning of new roasting equipment at the Company’s Crookston, Minnesota, facility. The new equipment is designed to increase production efficiencies and add incremental capacity and roasting capabilities following the closure and consolidation of a roasted snack plant in Wahpeton, North Dakota. Certain roasting capabilities are now on-line, and full commissioning is expected to be completed in the fourth quarter. This initiative is expected to support further growth in the healthy snacks portfolio serving demand for on-trend roasted grains, seeds and legumes.

•	Continued commissioning efforts on a new oil processing line at the Company’s Bulgarian sunflower facility, which is expected to drive incremental margins through growth and production efficiency.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. The Company expects these efforts to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

•

Continued strong operational performance across the network of aseptic facilities. The Company expects overall capacity utilization to be approximately 85% by the end of 2018, versus approximately 70% in the second quarter.

•	Completed approximately 90% of the 2018 fruit pack season at targeted fruit recovery rates, and recently implemented sorting and handling enhancements designed to drive improved fruit quality.

•

Continued advancement of food safety and quality efforts across the entire manufacturing footprint. Third-party audit scores are trending positively versus the prior year, and consumer complaints in the Healthy Fruit platform are almost one-third lower than prior year.

•	Continued to identify productivity opportunities through the SunOpta 360 continuous improvement initiative in the areas of manufacturing, purchasing and supply chain management.

Go-To-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

•	The pipeline of commercial opportunities in Consumer Products remains strong and the overall contract book for organic ingredients both in Europe and the U.S. exceeds prior year levels.

•

Recent commercial wins include additional private label broth into the traditional and specialty retail channels, expanded distribution and additional SKUs of frozen fruit into the mass and grocery channels, secured incremental frozen fruit offerings servicing the foodservice channel that are expected to ship in the fourth quarter, and increased sales of co-manufactured fruit snacks that are expected to ship in the third quarter.

•	Further progress on commercialization of approximately 100 new everyday broth and frozen fruit SKUs with large mass and traditional retailers.

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Broadening the skillset and experience of SunOpta’s leadership team is a critical component to the process sustainability pillar of the Value Creation Plan. Recent highlights include:

•	Implementation of a new specification system for ingredients which is designed to drive improved food safety and quality in addition to improved research and development efficiencies.

•	Enhancements to employee health and safety processes continued to result in a reduction in recordable incidents year-to-date in 2018 compared to 2017.

•	Advanced aseptic capacity planning model capabilities in preparation for significant business expansion expected over the coming 12-18 months.

Second Quarter 2018 Results

Revenues for the second quarter of 2018 were $319.3 million, a decrease of 5.1% compared to $336.5 million in the second quarter of 2017. Excluding the impact on revenues for the second quarter of 2018 of changes in commodity-related pricing, foreign exchange rates and sales of flexible resealable pouch and nutrition bar products, revenues in the second quarter of 2018 decreased by 0.6% compared with the second quarter of 2017.

The Global Ingredients segment generated revenues from external customers of $146.7 million, an increase of 0.4% compared to $146.1 million in the second quarter of 2017. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the second quarter decreased 0.6% . Strong demand continued for internationally sourced organic ingredients, which grew 6.8% during the quarter, excluding the effect of commodity prices and foreign exchange. This growth was largely offset by a 14.2% decline in domestically sourced ingredients, reflecting the previously announced exit from certain domestically-sourced grain varieties in 2017, as well as revenue declines in the sunflower operations as a result of soft market conditions.

The Consumer Products segment generated revenues of $172.6 million during the second quarter of 2018, a decrease of 9.3% compared to $190.3 million in the second quarter of 2017. Excluding the impact of commodity-related pricing and sales of resealable pouch and nutrition bar products, which have been exited, Consumer Products revenue in the second quarter decreased by 0.6% . The decline primarily reflects a 3.3% decline in sales of frozen fruit and fruit ingredients, partially offset by 1.6% growth in the Healthy Beverage platform, consisting of higher sales of aseptic non-dairy and broth products, partially offset by lower sales of premium juice during the quarter, and strong sales of fruit snacks that led to 7.6% growth in the Healthy Snacks platform, excluding sales of resealable pouch and nutrition bar products.

Gross profit decreased $7.3 million, or 17.6%, to $34.3 million for the quarter ended June 30, 2018, compared with $41.7 million for the quarter ended July 1, 2017. Global Ingredients accounted for $6.8 million of the decrease in gross profit which was largely due to the impact that foreign exchange and commodity price movements had on certain contracts within the European-based operations of the international organic ingredients platform. During the second quarter of 2018, the Company recognized a non-cash $4.3 million foreign exchange loss on U.S. dollar-denominated raw material purchase contracts, compared with a non-cash foreign exchange gain of $3.7 million in the second quarter of 2017, which reflected a significant strengthening of the U.S. dollar versus the euro in the second quarter of 2018, compared with a significant weakening of the U.S. dollar versus the euro in the second quarter of 2017. Partially offsetting this, gross profit for the second quarter of 2018 included a gain of $1.8 million on commodity futures contracts used to hedge our organic cocoa position, compared with a gain of $0.2 million in the second quarter of 2017. To limit economic exposure to fluctuations in the price of cocoa the Company sells futures contracts to offset its physical ownership of organic cocoa. The increased gain in the second quarter of 2018 compared to the prior year reflects a steeper decline in the price of cocoa, coupled with an increased ownership position due to the expansion of cocoa processing operations. Consumer Products accounted for $0.5 million of the decrease in gross profit reflecting lower sales volume and pricing, together with higher costs of manufacturing in frozen fruit. These factors were mostly offset by increased volumes and plant efficiencies in our beverage and snack operations, as well as operational savings from the discontinuance of flexible resealable pouch and nutrition bar production.

As a percentage of revenues, gross profit for the quarter ended June 30, 2018 was 10.8% compared to 12.4% for the quarter ended July 1, 2017, a decrease of 1.6% . The gross profit percentage for the second quarter of 2018 would have been approximately 10.6%, excluding the recovery of $1.2 million of previously-incurred product withdrawal costs from a third-party supplier, partially offset by start-up costs of $0.7 million related to new roasting equipment for domestically-sourced grains and seeds. The gross profit percentage for the second quarter of 2017 would have been approximately 12.5%, excluding the impact of facility closure costs under the Value Creation Plan of $0.3 million. On an adjusted basis, the gross profit percentage reflected the net negative impact of the foreign exchange and commodity hedging results described above, partially offset by a 90 basis point improvement in gross profit percentage in the Consumer Products segment driven by continued growth in aseptic beverages and snacks and the exit from pouches and nutrition bars.

Operating income¹ was $4.6 million, or 1.5% of revenues, compared to $2.6 million, or 0.8% of revenues in the second quarter of 2017. The increase in operating income year-over-year primarily reflects lower non-structural SG&A costs when compared to the prior year, which offset the decline in gross profit, as well as a $1.2 million decrease in foreign exchange losses, which included an approximately $3.0 million decrease in losses related to forward currency contracts within the international organic ingredient operations, which partially offset the foreign exchange movement within gross profit. Operating income would have been $4.5 million, or 1.4% of revenues excluding the $1.2 million recovery of product withdrawal costs, offset by $0.3 million of non-structural costs in SG&A related to the Value Creation Plan, and $0.7 million of costs related to equipment start-up, as compared to a normalized operating income of $9.9 million or 2.9% of revenues in the second quarter of 2017.

Adjusted EBITDA¹ was $14.8 million or 4.6% of revenues in the second quarter of 2018, compared to $19.4 million or 5.8% of revenues in the second quarter of 2017. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for the quarter ended June 30, 2018 was $14.4 million, compared with $21.5 million for the quarter ended July 1, 2017.

The Company reported a loss attributable to common shareholders of $5.1 million, or $0.06 per common share, compared to a loss attributable to common shareholders of $2.4 million, or $0.03 per common share during the second quarter of 2017. Adjusted loss¹ in the second quarter of 2018 was $5.0 million or a loss of $0.06 per common share, compared to $0.7 million or $0.01 per common share in the second quarter of 2017. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings”.

Balance Sheet and Cash Flow

At June 30, 2018, SunOpta’s balance sheet reflected total assets of $1,018.8 million and total debt of $509.1 million. During the second quarter of 2018, cash used in operating activities was $34.2 million, compared to $25.8 million during the second quarter of 2017. The increase in cash used in operations reflects increased investment into working capital, mainly inventory, to support growth in the organic ingredient operations and timing of the fruit harvest compared to 2017. Partially offsetting the increased cash used to fund working capital, cash provided by operating activities improved compared to the second quarter of 2017 due to lower non-structural cash costs incurred in support of the Value Creation Plan. Cash used in investing activities during the second quarter of 2018 was $10.0 million, compared to $6.8 million in the prior year period due mainly to increased capital expenditures.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, August 8, 2018, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated benefits of our efforts to transform our business operations, including our Value Creation Plan and our anticipated revenue growth during the second half of 2018; the estimated amount and timing of EBITDA enhancements attributable to improvements initiated or implemented to date pursuant to our Value Creation Plan; the estimated cost and increased capacity as a result of the expansion of our Allentown beverage facility; the estimated timeframes for reaching the designed run-rate for our cocoa facility in the Netherlands, commissioning of our Crookston facility, achieving overall capacity utilization of 85% for our aseptic manufacturing facilities, and shipping incremental frozen fruit offerings; expected productivity and cost improvements as a result of our food safety and quality and our SunOpta 360 continuous improvement initiatives; and sustainable business improvements resulting from our enhanced employee health and safety, advanced aseptic capacity planning model capabilities, and other process sustainability initiatives.. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “continued”, “anticipate”, “believes”, “expect”, “will”, “targeting”, "should", "would", "plans", "becoming", "estimated", "intend", "confident", "can", "may", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, our planned expansion initiatives, portfolio optimization and productivity efforts, our expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; delays or difficulties in exiting certain businesses and product lines including the failure of purchasers to satisfy the purchase price and inability to satisfy the conditions of closing for any such transactions; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to r eflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended June 30, 2018 and July 1, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
	$	$	$	$
Revenues	319,308	336,454	631,960	666,485
Cost of goods sold	284,962	294,792	563,930	586,124
Gross profit	34,346	41,662	68,030	80,361
Selling, general and administrative expenses	26,948	35,039	55,236	73,311
Intangible asset amortization	2,768	2,809	5,539	5,612
Other expense, net	583	607	181	6,050
Foreign exchange loss (gain)	(11)	1,195	951	1,775
Earnings (loss) before the following	4,058	2,012	6,123	(6,387)
Interest expense, net	8,474	7,695	16,694	15,449
Loss before income taxes	(4,416)	(5,683)	(10,571)	(21,836)
Recovery of income taxes	(1,290)	(5,581)	(2,983)	(10,550)
Net loss	(3,126)	(102)	(7,588)	(11,286)
Earnings (loss) attributable to non-controlling interests	48	306	(51)	520
Loss attributable to SunOpta Inc.	(3,174)	(408)	(7,537)	(11,806)
Dividends and accretion on Series A Preferred Stock	(1,974)	(1,954)	(3,941)	(3,894)
Loss attributable to common shareholders	(5,148)	(2,362)	(11,478)	(15,700)
Loss per share
Basic	(0.06)	(0.03)	(0.13)	(0.18)
Diluted	(0.06)	(0.03)	(0.13)	(0.18)
Weighted-average common shares outstanding (000s)
Basic	86,968	86,213	86,889	86,062
Diluted	86,968	86,213	86,889	86,062

SunOpta Inc.
Consolidated Balance Sheets
As at June 30, 2018 and December 30, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	June 30, 2018	December 30, 2017
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,087	3,228
Accounts receivable	137,047	125,152
Inventories	382,931	354,978
Prepaid expenses and other current assets	35,958	33,213
Income taxes recoverable	10,264	12,006
Total current assets	568,287	528,577

Property, plant and equipment	167,208	163,624
Goodwill	109,320	109,533
Intangible assets	166,489	172,059
Deferred income taxes	364	363
Other assets	7,163	8,017

Total assets	1,018,831	982,173

LIABILITIES
Current liabilities
Bank indebtedness	281,523	234,090
Accounts payable and accrued liabilities	166,715	161,364
Customer and other deposits	4,203	4,901
Income taxes payable	1,906	1,351
Other current liabilities	1,499	818
Current portion of long-term debt	2,086	2,228
Current portion of long-term liabilities	4,505	5,300
Total current liabilities	462,437	410,052

Long-term debt	225,476	225,805
Long-term liabilities	2,360	8,352
Deferred income taxes	13,580	15,850
Total liabilities	703,853	660,059

Series A Preferred Stock	80,734	80,193

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	312,520	308,899
Additional paid-in capital	28,900	28,006
Accumulated deficit	(100,515)	(89,291)
Accumulated other comprehensive loss	(8,323)	(7,268)
	232,582	240,346
Non-controlling interests	1,662	1,575
Total equity	234,244	241,921

Total equity and liabilities	1,018,831	982,173

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended June 30, 2018 and July 1, 2017
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net loss	(3,126)	(102)	(7,588)	(11,286)
Items not affecting cash:
Depreciation and amortization	8,189	8,167	16,330	16,347
Amortization of debt issuance costs	600	652	1,208	1,138
Deferred income taxes	(865)	(3,823)	(2,151)	(9,915)
Stock-based compensation	2,104	1,286	4,275	2,138
Unrealized gain on derivative contracts	(2,764)	(1,267)	(1,243)	(1,229)
Fair value of contingent consideration	43	204	(2,373)	204
Impairment of long-lived assets	70	-	409	3,723
Other	(148)	(244)	(147)	(101)
Changes in non-cash working capital	(38,324)	(30,648)	(35,435)	(7,313)
Net cash flows from operations	(34,221)	(25,775)	(26,715)	(6,294)
Investing activities
Purchases of property, plant and equipment	(10,428)	(7,143)	(17,163)	(16,167)
Proceeds from sale of assets	30	51	730	301
Other	389	254	389	364
Net cash flows from investing activities	(10,009)	(6,838)	(16,044)	(15,502)
Financing activities
Increase under line of credit facilities	49,885	36,690	50,194	29,349
Repayment of long-term debt	(415)	(589)	(937)	(1,116)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)	(3,400)	(3,291)
Proceeds from the exercise of stock options and employee share purchases, net of withholding taxes paid	91	2,535	240	3,629
Payment of contingent consideration	(4,399)	(4,330)	(4,399)	(4,330)
Other	(5)	(101)	(45)	(303)
Net cash flows from financing activities	43,457	32,505	41,653	23,938
Foreign exchange gain (loss) on cash held in a foreign currency	(64)	54	(35)	64

Increase (decrease) in cash and cash equivalents in the period	(837)	(54)	(1,141)	2,206

Cash and cash equivalents - beginning of the period	2,924	3,511	3,228	1,251

Cash and cash equivalents - end of the period	2,087	3,457	2,087	3,457

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended June 30, 2018 and July 1, 2017
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	146,685	146,126	283,016	272,768
Consumer Products	172,623	190,328	348,944	393,717
Total segment revenues from external customers	319,308	336,454	631,960	666,485

Segment gross profit:
Global Ingredients	13,464	20,284	28,099	35,380
Consumer Products	20,882	21,378	39,931	44,981
Total segment gross profit	34,346	41,662	68,030	80,361

Segment operating income (loss):
Global Ingredients	2,965	7,913	6,067	12,114
Consumer Products	4,762	4,679	8,078	11,177
Corporate Services	(3,086)	(9,973)	(7,841)	(23,628)
Total segment operating income	4,641	2,619	6,304	(337)

Segment gross profit percentage:
Global Ingredients	9.2%	13.9%	9.9%	13.0%
Consumer Products	12.1%	11.2%	11.4%	11.4%
Total segment gross profit percentage	10.8%	12.4%	10.8%	12.1%

Segment operating income percentage:
Global Ingredients	2.0%	5.4%	2.1%	4.4%
Consumer Products	2.8%	2.5%	2.3%	2.8%
Total segment operating income	1.5%	0.8%	1.0%	-0.1%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. We believe that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, we exclude specific items from the Company’s reported results that due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing our financial performance, we use an internal measure that excludes charges and gains that we believe are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from loss attributable to common shareholders, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, due to the exit from flexible resealable pouch and nutrition bar product lines and operations, we have prepared these tables in a columnar format to present the effect of these operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we have exited and the effect of those operations on our financial performance.

	Excluding flexible			Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarter ended	$	$	$	$	$	$
June 30, 2018
Net earnings (loss)	(3,413)		287		(3,126)
Less: earnings attributable to non-controlling interests	(48)		-		(48)
Less: dividends and accretion of Series A Preferred Stock	(1,974)		-		(1,974)
Earnings (loss) attributable to common shareholders	(5,435)	(0.06)	287	-	(5,148)	(0.06)

Adjusted for:
Equipment start-up costs(a)	730		-		730
Costs related to the Value Creation Plan(b)	669		(30)		639
Product withdrawal and recall costs(c)	122		-		122
Other(d)	122		-		122
Recovery of product withdrawal costs(e)	(1,200)		-		(1,200)
Net income tax effect(f)	(258)		8		(250)
Adjusted earnings (loss)	(5,250)	(0.06)	265	-	(4,985)	(0.06)

July 1, 2017
Net earnings (loss)	1,305		(1,407)		(102)
Add: earnings attributable to non-controlling interests	(306)		-		(306)
Less: dividends and accretion of Series A Preferred Stock	(1,954)		-		(1,954)
Loss attributable to common shareholders	(955)	(0.01)	(1,407)	(0.02)	(2,362)	(0.03)

Adjusted for:
Costs related to the Value Creation Plan(g)	7,688		-		7,688
Other(d)	182		-		182
Net income tax effect(f)	(6,254)		-		(6,254)
Adjusted earnings (loss)	661	0.01	(1,407)	(0.02)	(746)	(0.01)

(a)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(b)

Reflects professional fees of $0.3 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $0.3 million recorded in other expense, all related to the Value Creation Plan.

(c)	Reflects product withdrawal and recall costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.
(d)	Other included the accretion of contingent consideration obligations and gain/loss on the sale of assets, which were recorded in other expense/income.
(e)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer- packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(f)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 26% for the two quarters ended June 30, 2018 (July 1, 2017 – 30%) on adjusted earnings before tax.

(g)

Reflects facility closure costs of $0.3 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs of $7.0 million recorded in SG&A expenses; and employee termination costs of $0.4 million recorded in other expense, all related to the Value Creation Plan.

	Excluding flexible			Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the two quarters ended	$	$	$	$	$	$
June 30, 2018
Net loss	(6,891)		(697)		(7,588)
Less: loss attributable to non-controlling interests	51		-		51
Less: dividends and accretion of Series A Preferred Stock	(3,941)		-		(3,941)
Loss attributable to common shareholders	(10,781)	(0.12)	(697)	(0.01)	(11,478)	(0.13)

Adjusted for:
Costs related to the Value Creation Plan(a)	1,653		1,181		2,834
Equipment start-up costs(b)	730		-		730
Product withdrawal and recall costs(c)	445		-		445
Other(d)	115		-		115
Fair value adjustment on contingent consideration(e)	(2,500)		-		(2,500)
Recovery of product withdrawal costs(f)	(1,200)		-		(1,200)
Net income tax effect(g)	(37)		(307)		(344)
Adjusted earnings (loss)	(11,575)	(0.13)	177	-	(11,398)	(0.13)

July 1, 2017
Net loss	(8,665)		(2,621)		(11,286)
Add: earnings attributable to non-controlling interests	(520)		-		(520)
Less: dividends and accretion of Series A Preferred Stock	(3,894)		-		(3,894)
Loss attributable to common shareholders	(13,079)	(0.15)	(2,621)	(0.03)	(15,700)	(0.18)

Adjusted for:
Costs related to the Value Creation Plan(h)	24,971		-		24,971
Product withdrawal and recall costs(i)	1,008		-		1,008
Other(d)	(127)		-		(127)
Net income tax effect(g)	(11,786)		-		(11,786)
Adjusted earnings (loss)	987	0.01	(2,621)	(0.03)	(1,634)	(0.02)

(a)

Reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $2.1 million recorded in other expense, all related to the Value Creation Plan.

(b)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(c)	Reflects product withdrawal and recall costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.
(d)	Other included the accretion of contingent consideration obligations and gain/loss on the sale of assets, which were recorded in other expense/income.
(e)

Reflects a fair value adjustment of $2.5 million to reduce the expected contingent consideration that may be payable in 2019 under an earn- out arrangement with the former unitholders of Citrusource LLC (which we acquired in March 2015), based on the projected results for the business in fiscal 2018, which was recorded in other income.

(f)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer- packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(g)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 26% for the two quarters ended June 30, 2018 (July 1, 2017 – 30%) on adjusted earnings before tax.

(h)

Reflects facility closure costs of $0.6 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs of $18.4 million recorded in SG&A expenses; and asset impairment and employee termination costs of $5.9 million recorded in other expense, all related to the Value Creation Plan.

(i)

Reflects costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, including a $0.7 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflected a shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.3 million of direct costs recorded in other expense that are not eligible for reimbursement under our insurance policies.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with “adjusted earnings/loss” presented above, we have prepared these tables in a columnar format to present the effect of flexible resealable pouch and nutrition bar operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we have exited and the effect of those operations on our financial performance.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the quarter ended	$	$	$
June 30, 2018
Net earnings (loss)	(3,413)	287	(3,126)
Recovery of income taxes	(1,391)	101	(1,290)
Interest expense, net	8,474	-	8,474
Other expense (income), net	613	(30)	583
Total segment operating income	4,283	358	4,641
Depreciation and amortization	8,189	-	8,189
Stock-based compensation	2,104	-	2,104
Equipment start-up costs(a)	730	-	730
Costs related to Value Creation Plan(b)	300	-	300
Recovery of product withdrawal costs(c)	(1,200)	-	(1,200)
Adjusted EBITDA	14,406	358	14,764

July 1, 2017
Net loss	1,305	(1,407)	(102)
Recovery of income taxes	(4,681)	(900)	(5,581)
Interest expense, net	7,695	-	7,695
Other expense, net	607	-	607
Total segment operating income (loss)	4,926	(2,307)	2,619
Depreciation and amortization	7,941	226	8,167
Stock-based compensation(d)	1,337	-	1,337
Costs related to Value Creation Plan(b)	7,263	-	7,263
Adjusted EBITDA	21,467	(2,081)	19,386

(a)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(b)

For the second quarter of 2018, reflects professional fees of $0.3 million recorded in SG&A expenses. For the second quarter of 2017, reflects facility closure costs of $0.3 million recorded in cost of goods sold and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $7.0 million recorded in SG&A expenses.

(c)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer- packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(d)

For the second quarter of 2017, stock-based compensation of $1.3 million was recorded in SG&A expenses. The reversal of $0.1 million of previously recognized stock-based compensation, related to forfeited awards of employees that were terminated in connection with the Value Creation Plan, was recognized in other expense.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the two quarters ended	$	$	$
June 30, 2018
Net loss	(6,891)	(697)	(7,588)
Recovery of income taxes	(2,738)	(245)	(2,983)
Interest expense, net	16,694	-	16,694
Other expense (income), net	(1,000)	1,181	181
Total segment operating income	6,065	239	6,304
Depreciation and amortization	16,330	-	16,330
Stock-based compensation	4,275	-	4,275
Equipment start-up costs(a)	730	-	730
Costs related to Value Creation Plan(b)	713	-	713
Recovery of product withdrawal costs(c)	(1,200)	-	(1,200)
Adjusted EBITDA	26,913	239	27,152

July 1, 2017
Net loss	(8,665)	(2,621)	(11,286)
Recovery of income taxes	(8,875)	(1,675)	(10,550)
Interest expense, net	15,449	-	15,449
Other expense, net	6,050	-	6,050
Total segment operating income (loss)	3,959	(4,296)	(337)
Depreciation and amortization	15,896	451	16,347
Stock-based compensation(d)	2,465	-	2,465
Costs related to Value Creation Plan(b)	19,073	-	19,073
Product withdrawal and recall costs(e)	729	-	729
Adjusted EBITDA	42,122	(3,845)	38,277

(a)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(b)

For the first half of 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses. For the first half of 2017, reflects facility closure costs of $0.6 million recorded in cost of goods sold and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $18.4 million recorded in SG&A expenses.

(c)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer- packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(d)

For the first half of 2017, stock-based compensation of $2.5 million was recorded in SG&A expenses. The reversal of $0.3 million of previously recognized stock-based compensation, related to forfeited awards of employees that were terminated in connection with the Value Creation Plan, was recognized in other expense.

(e)

Reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million.